UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

October 28, 2014

Date of Report (Date of earliest event reported)

PENNS WOODS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17077	23-2226454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

300 Market Street, P.O. Box 967, Williamsport, Pennsylvania	17703-0967
(Address of principal executive offices)	(Zip Code)

(570) 322-1111

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item  5.02                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

On October 28, 2014, Penns Woods Bancorp, Inc. (the “Company”), Jersey Shore State Bank (the “Bank”), a wholly-owned subsidiary of the Company, and Richard A. Grafmyre, President and Chief Executive Officer of each of he Company and the Bank, entered into an amended and restated employment agreement (the “Restated Employment Agreement”).  The Restated Employment Agreement supersedes and replaces, effective November 1, 2014, Mr. Grafmyre’s existing employment agreement with the Company and the Bank, the term of which was to expire in May 2015.

The initial term of the Restated Employment Agreement is five years and expires on October 31, 2019.  The Restated Employment Agreement renews on November 1, 2019 for an additional four-year period ending October 31, 2023 unless either party gives written notice to the other of nonrenewal no later than November 1, 2018.

Mr. Grafmyre’s base salary under the Restated Employment Agreement is $425,000. The Restated Employment Agreement provides for participation in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their executive officers, including bonus programs, participation in health, disability benefit, life insurance, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits, including use of an automobile and club dues.   Under the terms of the Restated Employment Agreement, Mr. Grafmyre will receive an employment extension bonus of $50,000 payable on or before February 1, 2015.

The Restated Employment Agreement provides that, if on or within 24 months following a “change in control” of the Company, the Company or the Bank terminates Mr. Grafmyre for a reason other than cause or disability, or if Mr. Grafmyre resigns after the occurrence of specified circumstances that constitute constructive termination (i.e., “good reason”), Mr. Grafmyre will receive a lump-sum cash payment equal to the sum of (i) two times his then current salary and (ii) the average of the last three annual bonuses paid to him preceding his termination of employment.  He would also be entitled to a continuation of health insurance benefits for a period of twenty-four (24) months.  If the Company or the Bank terminates Mr. Grafmyre for a reason other than cause or disability absent a “change in control,” Mr. Grafmyre will continue to receive his then current base salary and health insurance benefits for the greater of the remaining term of the Restated Employment Agreement or six months.

The Restated Employment Agreement provides for the reduction of any “change in control” payments to Mr. Grafmyre to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code that would result in the imposition of an excise tax under Section 4999 of the Code.

Upon termination of employment, Mr. Grafmyre will generally be subject to certain non-competition and non-solicitation covenants for one year. In the event Mr. Grafmyre’s employment terminates as a result of a notice of non-renewal of the Agreement by the Company or the Bank, the non-competition covenants will terminate upon his termination of employment.

A copy of the Restated Employment Agreement is attached hereto as Exhibit 10.1. The foregoing description is qualified by reference to the Restated Employment Agreement.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits:

10.1                        Amended and Restated Employment Agreement between Penns Woods Bancorp, Inc., Jersey Shore State Bank, and Richard A. Grafmyre, effective November 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNS WOODS BANCORP, INC.

Dated: October 31, 2014

	By:	/s/ Brian L. Knepp
Brian L. Knepp
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement between Penns Woods Bancorp, Inc., Jersey Shore State Bank, and Richard A. Grafmyre, dated October 28, 2014.